Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of January 8, 2018 (the “Effective Date”).

BETWEEN:

CRH MEDICAL CORPORATION, a corporation having an office at Suite 522 — 999 Canada Place, in the City of Vancouver, in the Province of British Columbia, Canada (hereinafter called the “Corporation”)

OF THE FIRST PART

AND:

EDWARD WRIGHT, of [***Redacted***]

OF THE SECOND PART

WHEREAS the Employee and the Corporation entered into an employment agreement dated May 7, 2014 for the employment of the Employee by the Corporation in the Corporation’s business and the Employee and the Corporation have agreed to amend the terms of the May 7, 2014 agreement as provided in this Employment Agreement (the “Agreement”), which amendments are intended to confer additional benefits to the Employee and the Corporation.

AND WHEREAS the Employee and the Corporation have also entered into an agreement dated May 7, 2014 not to compete with the business carried on by the Corporation and to keep certain information of a proprietary nature confidential, on and subject to the terms thereof (the “Non Competition Agreement”);

NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein as well as the increased benefits to the Employee outlined in Article 9 hereof, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

1.1	Wherever in this Agreement, including the recitals and any Schedule attached hereto, the following terms appear, the following meanings shall be ascribed thereto:

(a)	“BCBCA” means the Business Corporations Act (British Columbia), as amended from time to time;

(b)	“affiliate” has the meaning ascribed to it in the BCBCA;

(c)

“Annual Salary” means the annual salary of the Employee as established from time to time by the Board, and paid or payable by the Corporation. In any event, the Annual Salary at any time shall be interpreted to mean the greater of the current Annual Salary received by the Employee or the Annual Salary paid to the Employee in the preceding fiscal year of the Corporation;

(d)	“Board” or “Board of Directors” means the board of directors of the Corporation;

(e)	“Change of Control” means any one of the following:

(i)

the acquisition, by a person or persons, acting jointly or in concert, and their affiliate(s) or associates(s) of 51% or more of the issued and outstanding voting shares of the Corporation or the acquisition of instruments convertible or exercisable, alone or in conjunction with existing share holdings, such that the persons and their affiliate(s) and associate(s) are able to acquire 51% or more than the then issued and outstanding shares of the Corporation, which acquisition results in a change of at least fifty percent (50%) of the members of the Board;

(ii)	the sale, lease or exchange of all or substantially all of the property of the Corporation other than in the ordinary course of business of the Corporation;

(iii)

approval by the shareholders of the Corporation of an amalgamation, arrangement, merger or other consolidation, or combination of the Corporation with another corporation, or a liquidation, dissolution or winding up of the Corporation, which results in a change of at least fifty percent (50%) of the members of the Board;

(f)	“Non-Competition Agreement” means the non-competition and confidentiality agreement entered into between the parties hereto as of the date hereof;

(g)	“Notice” means a statement, payment, account, notice or other writing required or permitted to be given hereunder; and

(h)	“Term” has the meaning ascribed thereto in Section 2.1 hereof.

1.2

Except where the context otherwise requires, the term “this Agreement” shall include all terms and provisions of this agreement in writing between the parties hereto, including the recitals and any Schedules attached hereto and made a part hereof.

1.3

The division of this Agreement into Articles and Sections, or any other divisions, and the inclusion of headings is for convenience only and shall not affect the construction or interpretation of all or any part hereof.

1.4

Wherever in this Agreement the masculine or other gender is used, it shall be construed as including all genders, as the context so requires, and whatever the singular number is used, it shall be deemed to include the plural and vice versa, were the context so requires.

1.5	Time shall in all respects be of the essence in this Agreement.

1.6

Unless otherwise specifically provided, any period of time required to be measured hereunder shall be exclusive of the date of the giving of Notice or the occurrence of the event from which the period is to be measured and inclusive of the last day of the period.

1.7

Any term or condition of this Agreement by which obligations of either party are expressed to be applicable or which extend or may extend beyond termination of this Agreement shall survive and continue in full force and effect, except to the extent expressly set out herein.

ARTICLE 2

TERM OF AGREEMENT

2.1	This Agreement shall be effective for a term (the “Term”) commencing upon the Effective Date and terminating on the date that this Agreement is terminated pursuant to Article 8 hereof.

ARTICLE 3

EMPLOYMENT SERVICES

3.1

The Employee shall have such responsibilities and powers and shall hold the office of Chief Executive Officer of the Corporation and each of its wholly owned subsidiaries, and perform such duties normally associated with such position and those which the Board may reasonably request from time to time. The Employee’s authority shall at all times remain subject to the authority of the Board. The Employee will also be invited to sit as a member of the Board of Directors.

3.2

The Employee shall devote the whole of his business time and effort to the Employee’s duties and obligations hereunder, faithfully serve the Corporation during his employment hereunder, and shall use his best efforts to promote the interests of the Corporation. Nothing herein shall prohibit the Employee from engaging in enterprises and activities which do not conflict with his duties hereunder and which do not materially affect his performance hereunder, provided that the Employee shall neither consent to nor act as a director of another corporation, other than the companies for which the Employee acts as a director as of the date hereof, without the prior consent of a majority of the directors of the Corporation. Schedule “A” hereto sets out the Employee’s position and involvement with any other business or non profit or charitable entity, including private and public corporations, joint ventures, partnerships, proprietorships and associations.

3.3

The Employee acknowledges that the Employee’s relationship to the Corporation and its wholly-owned subsidiaries is that of fiduciary, and the Employee agrees to act towards the Corporation and its wholly-owned subsidiaries and otherwise behave as a fiduciary of the Corporation and its wholly-owned subsidiaries.

ARTICLE 4

REMUNERATION

4.1

As of the date hereof, the Employee’s Annual Salary shall be equal to $375,000 USD per annum. The Annual Salary may be increased annually by merit and general increases in amounts determined by the Board. The Annual Salary shall be paid in semi-monthly instalments, each equal to 1/24 of the Annual Salary.

4.2

In addition to the Annual Salary, the Corporation shall pay the Employee an annual bonus, which at 100% achievement of the established performance milestones and business growth targets shall equal 40% of the Annual Salary, but which shall not be capped at 40% of the Annual Salary. The bonus will be paid and based on the Employee’s achievement of performance milestones and business growth targets as may be established by the Board of Directors from time to time.

ARTICLE 5

STOCK OPTIONS

5.1

The Corporation has previously granted options to the Employee. The Corporation may grant additional options to the Employee from time to time based on the Employee’s performance and other relevant factors as the Board may determine.

5.2

All options to purchase the Corporation’s common shares granted to the Employee shall be subject to the terms and provisions of the stock option agreement pursuant to which same were granted and the terms and provisions of the stock option plan of the Corporation which is in effect from time to time, as approved by the Board, the shareholders of the Corporation (if required) and the Toronto Stock Exchange or any other stock exchange on which the Corporation’s shares are listed.

ARTICLE 6

BENEFITS

6.1	The Employee shall be entitled to four (4) weeks of paid vacation in each year of this Agreement.

6.2

The Employee and his family will be provided with the same medical, dental, life and disability insurance coverage as is provided to other full time employees of the Corporation (See Exhibit B), with the exception that, in lieu of group life insurance coverage, the Corporation shall pay the premiums on a $2,000,000, thirty (30) year term, individual life insurance policy naming the Employee’s estate or any other designee of the Employee as beneficiary.

ARTICLE 7

EXPENSES

7.1

The Corporation agrees that during the Term of this Agreement, the Employee shall be reimbursed by the Corporation for all reasonable travelling and other costs actually and properly incurred by the Employee in connection with his duties hereunder in accordance with policies set by the Board, subject to the Employee furnishing to the Corporation statements and vouchers for all such expenses.

ARTICLE 8

TERMINATION

8.1	This Agreement shall terminate as follows:

(a)

automatically upon the death or total incapacity of the Employee. For the purpose of this provision the Employee may be deemed to be totally incapacitated if he shall, by reason of accident, sickness, becoming of unsound mind or becoming incapable of managing his own affairs as determined by a court of law or by two (2) certified medical practitioners, be unable to perform the whole or any material part of his duties and obligations pursuant to this Agreement for a continuous period of five (5) months, the total incapacity to be deemed to have occurred upon the expiration of such five (5) month period. The resumption of duties by the Employee for a period of twenty-nine (29) days or less shall not interrupt the continuity of the fine (5) month period aforesaid;

(b)

forthwith upon Notice of termination served by the Corporation upon the Employee for just cause. Without restricting the generality of the foregoing, just cause shall include but not be limited to the following:

(i)	breach of this Agreement or of the Non-Competition Agreement;

(ii)	conviction of a criminal offence relating to a breach of trust or a crime of violence;

(iii)	refusal to comply with a lawful order or direction of the Corporation, acting through the Board, or the Employee’s immediate superior or supervisor, that is not inconsistent with this Agreement;

(iv)	neglect or incompetence of the Employee to carry out the duties and responsibilities of his position in a diligent, professional and efficient manner; and

(v)	any other act of misconduct harmful to the best interests of the Corporation.

(c)	by the Employee;

(i)	where the effective date of termination set forth in the Notice is prior to July 1, 2020, by giving at least ninety (90) days of Notice of termination to the Corporation,; or

(ii)	where the effective date of termination set forth in the Notice is July 1, 2020 or later, by giving six (6) months of Notice of termination to the Corporation.

(d)	by the Corporation giving Notice of termination to the Employee, which Notice shall set forth the effective date of termination; or

(e)

if there is a Change of Control, by the Employee giving at least ninety (90) days Notice of termination to the Corporation, within ninety (90) days from and after the effective date of such Change of Control. In such event, the effective date of termination shall be the earlier of the ninetieth day following the date of such Notice and such earlier date as the Corporation may advise the Employee by Notice.

8.2	This Agreement shall continue in full force and effect during the Term hereof, unless earlier terminated pursuant to the provisions of Section 8.1.

8.3

Upon termination of the Employees employment with the Corporation regardless of whether such termination is initiated by the Employee or the Corporation, the Employee shall be deemed to have resigned from all positions including all officer positions then held with the Corporation and the Employee agrees that for a period of six months following any termination of employment unless the termination is for just cause the Employee shall fully cooperate with the Corporation in all matters relating to his continuing obligations under this Agreement including but not limited to the winding up of pending work on behalf of the Corporation and the orderly transfer of work to other employees of the Corporation, without additional compensation above eligible amounts payable pursuant to Article 9 herein, provided that the Employee shall not be expected to incur any out-of-pocket cost or expense or devote any material time with respect to such cooperation. In the course of such cooperation, the Corporation shall use commercially reasonable efforts to limit the information received by the Employee from the Corporation after termination to information that is not publicly undisclosed material information relating to the Corporation.

ARTICLE 9

TERMINATION PAYMENT

9.1

Upon termination of this Agreement pursuant to Section 8.1(a) or 8.1(b), the Corporation shall pay the Employee a payment in the amount equal to six (6) months of salary or provide at least six (6) months of notice of termination of this Agreement. Thereafter, the Corporation shall have no further obligations to the Employee under this Agreement other than payment of any amounts accrued as owing to the Employee prior to the effective date of termination. The Employee agrees that in the event of termination as contemplated in this Section 9.1, he shall not be entitled to any payment or benefit from the Corporation other than as contemplated in this Section 9.1.

9.2

Upon termination of this Agreement pursuant to Section 8.1(c)(i) or 8.1(c)(ii), the Corporation shall be entitled, in its sole discretion, to terminate the employment of the Employee prior to the end of the period given in the Notice of termination, in which case the Corporation shall pay to the Employee the amount of his Annual Salary that the Employee would have earned for the remainder of such period. The Employee agrees that in the event of termination as contemplated in this Section 9.2, he shall not be entitled to any payment or benefit other than as contemplated in this Section 9.2 and any other amounts accrued as owing to the Employee prior to the effective date of termination unless provided for expressly in this Agreement.

9.3	Upon termination pursuant to 8.1(e), the Corporation shall provide to the Employee:

(a)

a payment in an amount equivalent to twenty-four (24) months of his Annual Salary at the then current rate of such Annual Salary, net of applicable deductions and remittances under applicable tax and other laws;

(b)

to the extent permitted by the Corporation’s group insurance carrier, continued group insurance benefits coverage, together with reimbursement of the individual life insurance premium for a period of twenty-four (24) months in respect of which payment is due pursuant to Section 9.3(a); and

(c)

any other amounts, including any bonus earned and/or that would have been payable in respect of the payment made pursuant to 9.3(a), owing to the Employee effective the date of the termination. For the purpose of calculating the bonus payable in respect of the payment pursuant to Section 9.3(a), the multiplier shall be the average percentage of bonus received by the Employee the two (2) years preceding the termination date. The Corporation shall be entitled, in its sole discretion, to terminate the employment of the Employee prior to the end of the period given in the Notice of termination, in which case the Corporation shall also pay to the Employee the amount of his Annual Salary and bonus that the Employee would have earned for the remainder of such period.

The Employee agrees that in the event of termination as contemplated in this Section 9.3, he shall not be entitled to any payment or benefit other than as contemplated in this Section 9.3.

9.4	Upon termination of this Agreement pursuant to Section 8.1(c)(ii) and Section 8.1(d), the Corporation shall provide to the Employee:

(a)

a payment in the amount of his Annual Salary at the then current rate of such Annual Salary plus an additional one (1) month payment for each consecutive year the Employee was employed, after the first year of employment, to a maximum of 18 months payment, net of applicable deductions and remittances under applicable tax and other laws;

(b)

to the extent permitted by the Corporation’s group insurance carrier, continued group insurance benefits coverage, together with reimbursement of the individual life insurance premium for the period of time equal to the number of months in respect of which payment is due pursuant to Section 9.4(a); and

(c)

any other amounts (including but not limited to any bonuses that may be payable pursuant to this Agreement) accrued as owing to the Employee prior to the effective date of termination. In this regard, upon termination of this Agreement pursuant to Section 8.1(e), the Corporation shall be entitled, in its sole discretion, to terminate the employment of the Employee prior to the end of the period given in the Notice of termination, in which case the Corporation shall also pay to the Employee the amount of his Annual Salary and bonus that the Employee would have earned for the remainder of such period.

The Employee agrees that in the event of termination as contemplated in this Section 9.4, he shall not be entitled to any payment or benefit other than as contemplated in this Section 9.4.

ARTICLE 10

CONFIDENTIAL INFORMATION

10.1

During the Term of this Agreement and thereafter, the Employee covenants an agrees to keep confidential all information of a confidential or proprietary nature concerning the Corporation and its affiliates and further covenants and agrees not to use such information for personal advantage or for that of any other person, or use such information against the interests of the Corporation and its affiliates without the prior written consent of the Corporation, except as may be necessary in the proper discharge of his employment, or after the date of termination of his employment, however caused, except with the prior written consent of the Corporation; provided that nothing contained in this Section 10.1 shall preclude or prevent the use or disclosure of information which is publicly available (other than as a result of a breach by the Employee of this Section 10.1 or a breach of confidentiality by any other person) or which is required to be disclosed under appropriate statutes, rules of law or legal process.

10.2

Upon termination of this Agreement for any reason, the Employee agrees to immediately deliver to the Corporation possession of all property of the Corporation and its affiliates over which he has possession or control.

10.3

The Employee acknowledges and agrees that the Employee will take all necessary steps to protect and maintain personal information of the employees, consultants or customers of the Corporation and its affiliates obtained in the course of the Employee’s employment with the Corporation. The Employee shall at all times comply, and shall assist the Corporation and its affiliates to comply, with any and all applicable laws relating to privacy and the collection, use and disclosure of personal information in all applicable jurisdictions, including but not limited to the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law (including the Personal Information Protection Act (British Columbia) (collectively, “Applicable Privacy laws”). The Employee acknowledges and agrees that the disclosure of the Employee’s personal information may be required as part of a potential business or commercial transaction or as part of the Corporations’ management of the employment relationship, and the Employee hereby grants consent as may be required by Applicable Privacy Laws to the disclosure of personal information for the purposes of any potential business or commercial transaction and the ongoing management of the employment relationship by the Corporation.

10.4

Given the Employee’s access to detailed confidential information, patents and trade secrets concerning the business of the Corporation and its affiliates, the Employee agrees that, where applicable, he shall not:

(a)

purchase or sell securities of the Corporation with knowledge of a material fact or material change with respect to the Corporation and its affiliates which has not been generally publicized by issuance of a press release or other public announcement; or

(b)

info in, other than in the necessary course of business, any other person about a material fact or material change with respect to the Corporation and its affiliates before that fact or change has been generally publicized.

10.5

The parties acknowledge and agree that the provisions of this Article 10 are in addition to and not in derogation from the confidentiality and non-competition provisions of the Non-Competition Agreement.

ARTICLE 11

GENERAL

11.1

Except for the Employee’s rights to continued participation in employee benefit plans, if any, conditions of employment generally available to other employees of the Corporation and the Employee’s obligations regarding confidential information and non-competition in the Non-Competition Agreement, this Agreement contains the entire understanding of the parties with respect to the matters contained herein and there are no statements, representations, warranties, understandings, promises, undertakings or agreements, written or oral, express or implied, by either party hereto to the other, other that those expressly set forth herein. Except as otherwise expressly provided in this Agreement, this Agreement supersedes and replaces any earlier agreement(s), whether oral or in writing between the parties hereto respecting the subject matter of this Agreement.

11.2	This Agreement may be amended only by written instrument signed by each of the parties hereto.

11.3

No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach shall be in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement shall not be deemed or construed as a waiver of a further breach of the same provision or of the provision itself.

11.4

In any covenant or obligation or either party contained herein or any provision of this Agreement or its application to any person or circumstance shall, to any extent, be invalid or unenforceable; the remainder of this Agreement or the application of such covenant or obligation to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected, and each provision and each covenant and obligation contained in this Agreement shall be separately valid and enforceable, to the fullest extent permitted by law or at equity.

11.5

This Agreement is for the personal services and employment of the Employee and may not be assigned in whole or in part to any third party by the Employee. Subject thereto, this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, if any.

11.6	All Notices permitted or required to be given hereunder shall be in writing and shall be addressed as follows:

To the Corporation:

CRH Medical Corporation

Suite 522    999 Canada Place

Vancouver, B.C. V6C 3E1

Telecopier No.: (604) 633-1440

Attention: Chairman

To the Employee:

[***Redacted***]

Notices may be delivered by personal delivery, by first class mail, postage prepaid, by telecopier or by e-mail. Notices which are personally delivered shall be deemed to be received upon actual receipt thereof Notices which are mailed shall be deemed to have been received seven (7) business days after the posting of such Notices (exclusive of the date of posting). Notices which are telecopied or e-mailed shall be deemed to have been received on the next business day after the date of transmission or sending, provided that confirmation of transmission is obtained. If for any reason, the method for giving Notice selected by a party is impractical, that party shall be obliged to select an alternative method of giving Notice from the methods provided herein. Either party may change its address or particulars respecting its address for receipt of Notices by giving Notice as aforesaid.

11.7	Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in Canadian currency.

11.8

This Agreement shall be governed exclusively by the laws of the Province of British Columbia and the laws of Canada in force in the Province of British Columbia. The parties hereto irrevocably attorn to the exclusive jurisdiction of the Courts of the Province of British Columbia and agree that any proceedings taken in respect of this Agreement shall be taken in such courts and no other.

11.9

This Agreement may be executed in separate counterparts and all such executed counterparts, when taken together shall constitute one (1) Agreement. The parties hereto shall be entitled to rely on delivery of a facsimile copy of the executed Agreement and such facsimile copy shall be legally effective to create a binding and valid Agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the day and year first above written.

CRH MEDICAL CORPORATION

	Per:	/s/ Anthony Holler
Anthony Holler, Chairman

/s/ Edward Wright
Witness	Edward Wright

SCHEDULE “A”

Board Chair of Vancouver College Limited